Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Oilfields Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of Oilfields Holdings, Inc. and its subsidiaries (the “Company”) at July 16, 2010 and December 31, 2009, and the results of their operations and their cash flows for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 29, 2011, except for Note 2 for which the date is May 3, 2012

OILFIELDS HOLDINGS, INC.

Consolidated Balance Sheets

July 16, 2010 and December 31, 2009

(in thousands, except share and per share amounts)	July 16, 2010	December 31, 2009
Assets
Cash	$14	$4,766
Accounts receivable, net	12,830	9,123
Prepaid expenses and other current assets	732	643
Income tax receivable	2,762	805

Total current assets	16,338	15,337
Property and equipment, net	34,026	35,011
Debt issuance costs, net	887	1,082
Intangible assets	10,500	10,500
Other assets	95	171

Total assets	$61,846	$62,101

Liabilities and Stockholder’s Equity (Deficit)
Current portion of long-term debt	$330	$330
Current portion of capital lease obligations	145	222
Accounts payable	3,501	2,382
Accrued expenses	2,316	1,416
Deferred tax liability	146	108
Cell processing reserve	2,895	2,730

Total current liabilities	9,333	7,188

Long-term debt, net of current portion	39,719	32,187
Subordinated note payable to stockholder	10,000	10,000
Accrued interest payable to stockholder	7,745	6,855
Capital lease obligations, net of current portion	40	98
Closure and remediation reserves	1,322	1,280
Deferred tax liability, net	1,499	1,539
Interest rate swap at fair value	—	766

Total liabilities	69,658	59,913

Commitments and contingencies
Oilfields Holdings, Inc. shareholder’s equity (deficit)
Preferred stock, $.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 900,000 shares authorized, 864,827 issued and outstanding	8	8
Additional paid-in capital (deficit)	(21,172)	(16,463)
Retained earnings	13,352	17,568

Total Oilfields Holdings, Inc. shareholder’s equity (deficit)	(7,812)	1,113

Noncontrolling interest	—	1,075

Total stockholder’s equity (deficit)	(7,812)	2,188

Total liabilities and stockholder’s equity (deficit)	$61,846	$62,101

The accompanying notes are an integral part of these consolidated financial statements.

OILFIELDS HOLDINGS, INC.

Consolidated Statements of Operations

Period from January 1, 2010 through July 16, 2010 and

Year Ended December 31, 2009

(in thousands of dollars)	Period from January 1, 2010 through July 16, 2010	Year Ended December 31, 2009
Revenues	$34,540	$53,796
Cost of sales, exclusive of depreciation and amortization	19,634	31,164
Depreciation and amortization	3,451	5,912

Gross profit	11,455	16,720
Operating expenses
Selling, general and administrative expenses	2,991	5,177

Operating income	8,464	11,543
Other income (expense)
Transaction costs	(10,893)	—
Interest expense	(2,567)	(4,895)
Mineral rights income	—	553
Other income, net	390	681

Other expense, net	(13,070)	(3,661)

Income (loss) before income taxes	(4,606)	7,882
Income tax (benefit) provision	(1,140)	2,849

Net income (loss)	(3,466)	5,033
Net income (loss) attributable to the noncontrolling interest	(407)	1,075

Net income (loss) attributable to Oilfields Holdings, Inc.	$(3,059)	$3,958

The accompanying notes are an integral part of these consolidated financial statements.

OILFIELDS HOLDINGS, INC.

Consolidated Statements of Stockholder’s Equity (Deficit)

Period from January 1, 2010 through July 16, 2010 and

Year Ended December 31, 2009

	Oilfields Holdings, Inc. Shareholders
	Common Stock		Additional paid-in capital	Retained	Non-Controlling	Total Stockholder’s
(in thousands, except share amounts)	Shares	Amount	(deficit)	Earnings	interest	Equity (Deficit)
Balance at December 31, 2008	864,827	$8	$(19,174)	$13,699	$—	$(5,467)
Cumulative effect of adoption of accounting for uncertain tax positions	—	—	—	(89)	—	(89)
Sale of Redfish Minerals	—	—	2,711	—	—	2,711
Net income	—	—	—	3,958	1,075	5,033

Balance at December 31, 2009	864,827	8	(16,463)	17,568	1,075	2,188
Dividend paid to shareholders	—	—	—	(1,157)	—	(1,157)
Purchase of non controlling interest	—	—	(4,709)	—	(668)	(5,377)
Net loss	—	—	—	(3,059)	(407)	(3,466)

Balance at July 16, 2010	864,827	$8	$(21,172)	$13,352	$—	$(7,812)

The accompanying notes are an integral part of these consolidated financial statements.

OILFIELDS HOLDINGS, INC.

Consolidated Statements of Cash Flows

Period from January 1, 2010 through July 16, 2010 and

Year Ended December 31, 2009

(in thousands of dollars)	Period from January 1, 2010 through July 16, 2010 (Revised)	Year Ended December 31, 2009
Cash flows from operating activities
Net income (loss)	$(3,466)	$5,033
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	3,372	5,912
Amortization of debt issuance costs	195	361
Provision for bad debts	—	327
(Gain) loss on sale of property and equipment	4	(32)
Unrealized loss on interest rate swap	—	539
Realized gain on settlement of interest rate swap	(766)	—
Deferred income tax benefit	10	(1,241)
Changes in operating assets and liabilities
Accounts receivable	(3,707)	4,810
Prepaid expenses and other current assets	(89)	48
Other assets	64	(139)
Accounts payable and accrued expenses	994	(960)
Cell processing reserve	165	228

Net cash provided by (used in) operating activities	(3,224)	14,886

Cash flows from investing activities
Purchases of property and equipment	(2,756)	(3,260)
Proceeds from sale of equipment	365	103

Net cash used in investing activities	(2,391)	(3,157)

Cash flows from financing activities
Borrowings of long-term debt	8,000	—
Principal payments on long-term debt	(468)	(7,606)
Principal payments on capital lease obligations	(135)	(1,951)
Purchase of non-controlling interest	(5,377)	—
Dividend paid to shareholders	(1,157)	—
Proceeds from sale of subsidiary to affiliate	—	635

Net cash provided by (used in) financing activities	863	(8,922)

Net increase (decrease) in cash and cash equivalents	(4,752)	2,807
Cash and cash equivalents
Beginning of period	4,766	1,959

End of period	$14	$4,766

Supplemental disclosure of cash flow information
Cash paid for interest	$1,179	$2,476
Cash paid for income taxes	429	2,891

The accompanying notes are an integral part of these consolidated financial statements.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

1. Organization and Summary of Significant Accounting Policies

Oilfields Holdings, Inc. (“OHI”) was organized in July 2006. On January 8, 2007, approximately 82% of the equity of Oilfields Environmental Services Corporation (“OESC”) was contributed to OHI. The remaining 18% was owned by members of management of OESC. OESC conducts all of its business through US Liquids of Louisiana, L.P. (“USLL”), which is a provider of services for the collection, treatment and disposal of oilfield waste generated in oil and gas exploration and production in North America. OHI and subsidiaries are collectively referred to as the “Company”.

In December 2008, the Company formed Redfish Minerals, LLC (“Redfish Minerals”), a wholly owned subsidiary, for the purpose of maintaining mineral rights. In April 2009, the Company sold Redfish Minerals to an affiliate for cash proceeds of $635,000 (See Notes 2 and 15).

The financial statements have been prepared through July 16, 2010 when the Company was acquired by R360 Environmental Solutions, Inc. for consideration of approximately $118,000,000. In connection with the acquisition the following transactions have been included in the financial statements for the period from January 1, 2010 through July 16, 2010:

•	Transaction costs of $10,893,000.

•	Payment of $5,377,000 to acquire the 18% non-controlling interests of OESC.

•	Dividend paid to shareholders of $1,157,000.

•	Settlement of the interest rate swap that occurred on July 13, 2010 in anticipation of the settlement of the Company’s debt.

Excluded from these financial statements are any transactions associated with post acquisition activities such as the settlement of the Company’s debt and purchase price adjustments.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements reflect the consolidated operations of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. Prior to the adoption of accounting guidance related to non-controlling interest, as equity capital of OESC was a deficit, the deficit was absorbed by OHI. Upon adoption, income or losses attributable to the non-controlling interest is applied to the non-controlling interest.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from processing services when material is unloaded at the Company’s facilities. The Company recognizes revenue at the time the waste is accepted as the customer has passed the legal and regulatory responsibility and associated risk of disposing the waste to the Company.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company controls credit risk through credit evaluations, credit limits, and monitoring procedures. No single customer balance represents 10% or more of total accounts receivable at July 16, 2010 and December 31, 2009, or revenue for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009. The Company has concentrations of credit risk due to geographic concentrations of operations in Louisiana and Texas.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers in the normal course of business. Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of the invoice date. Management regularly reviews outstanding accounts receivable, and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, management makes judgments regarding the parties’ ability to make required payments, economic events, and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The allowance for doubtful accounts was $125,000 at July 16, 2010 and December 31, 2009.

Property and Equipment, Net

Property and equipment are recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income or expense. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Debt Issuance Costs

Costs directly associated with obtaining the credit facility including origination fees, broker fees, legal expenses, and other professional fees are capitalized and amortized on the straight line method which approximates the effective interest method over the credit facility term. Amortization expense was $195,000 for the period from January 1, 2010 through July 16, 2010 and $361,000 for the year ended December 31, 2009.

Fair Value of Financial Instruments

Certain of the Company’s assets and liabilities are reported on a fair value basis. Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value.

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance on fair value measurements requires that a number of significant judgments are made. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

Derivative Financial Instruments

The Company utilizes interest rate swap agreements to limit interest rate exposure associated with variable rate debt. Under the swap agreements, the Company agrees to make fixed rate payments and receive variable rate payments on specified notional amounts. The swaps are intended to convert variable rate debt to a fixed rate basis. Notional amounts do not represent exposure to credit loss. The swaps are recorded on the balance sheet at their fair value. Changes in the fair value of the swaps are recorded each period within interest expense in the consolidated statement of income.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets and liabilities acquired in a business combination. Goodwill is not amortized, but instead is assessed for impairment at least annually. Additionally, impairment tests are required when triggering events occur.

Intangible assets consist primarily of permits required to operate the treatment facilities. The majority of the Company’s permits have been determined to have indefinite lives. Permits with indefinite lives are not amortized, but instead are assessed for impairment. Permits with finite lives are amortized, using the straight-line basis, over the life of the permits.

Long-Lived Assets

When events, circumstances and operating results indicate that the carrying values of certain long-lived assets might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon internal evaluation of each asset that includes quantitative analyses of net revenue and cash flows, review of recent sales of similar assets and market responses based upon discussions in connection with offers received from potential buyers.

Income Taxes

The Company utilizes the asset and liability method for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in tax laws or rates are considered.

Self-Insurance

The Company is self-insured for certain losses relating to workers’ compensation and general liability coverage. The workers’ compensation program is subject to a $250,000 per occurrence retention, whereas the general liability coverage is subject to a $25,000 total per occurrence retention. As no claims on these policies were incurred as of July 16, 2010 and December 31, 2009, the reserve as of July 16, 2010 and December 31, 2009 is zero.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

Cell Processing Reserves

The Company records a cell processing reserve for the estimated amount of expenses to be incurred upon the treatment of oilfield waste received in order to match revenues with their related costs. The related treatment costs are charged against the reserve as such costs are incurred, which generally covers a period of nine to twelve months. At year end, the processing reserve represents the estimated costs to process the volumes of oilfield waste on hand for which revenue has already been recognized.

Closure and Remediation Reserves

Closure reserves represent accruals for the present value of the total estimated costs associated with the ultimate closure of the Company’s land farm facilities and certain other facilities, including costs of decommissioning, statutory monitoring costs and incremental direct administrative costs required during the closure and subsequent post-closure periods. Closure reserves of $284,000 and $242,000 as of July 16, 2010 and December 31, 2009, are included in closure and remediation reserves in the accompanying consolidated balance sheet. The change in closure reserves is included in the cost of operations in the statement of income and represents changes in cost estimates of closure activities and remaining useful lives of certain properties.

The Company expenses costs incurred to investigate and remediate environmental issues unless they extend the economic useful life of related assets. The Company records liabilities when it is probable that an obligation has been incurred and the amounts can be reasonably estimated. The environmental reserves cover anticipated costs, including remediation of environmental damage that waste facilities may have caused to neighboring landowners or residents as a result of contamination of soil, groundwater or surface water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company’s estimates are based primarily on investigations and remediation plans established by independent consultants, regulatory agencies and potentially responsible third parties. The Company does not discount environmental obligations. As of July 16, 2010 and December 31, 2009, $1,038,000 is included in closure and remediation reserves in the accompanying consolidated balance sheet.

Unearned Revenue

Income from mineral leases was deferred and recognized into income over the expected life of the Leases until sale of the Redfish Minerals subsidiary in April 2009. At the sale date, the remaining unearned revenue was recognized (See Note 15).

Recent Accounting Pronouncements

In January 2010, the FASB issued authoritative guidance to update disclosure requirements related to fair value measurements. The guidance requires a gross presentation of activities within the Level 3 roll forward and adds a new requirement to disclose details of significant transfers in and out of Level 1 and 2 measurements and the reasons for the transfers. The new disclosures are required for all companies required to provide disclosures about recurring and nonrecurring fair value measurements, and are effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward information, which is required for annual reporting periods beginning after December 15, 2010 and for reporting periods within those years. The Company does not expect the adoption of this new guidance to have a significant impact on its financial position, cash flows or results of operations.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

2. Revision of Previously Issued Financial Statements

The Company revised its financial statements for the period from January 1, 2010 through July 16, 2010 to report the cash dividend paid to shareholders and purchase of non-controlling interest as cash flows from financing activities instead of investing activities.

The effect of the revision on the Company’s previously reported statement of cash flows for the period from January 1, 2010 through July 16, 2010 is as follows:

(in thousands of dollars)	As Previously Reported	Adjustment	As Revised
Statement of cash flows
Cash flows from investing activities:
Purchase of non-controlling interest	$(5,377)	$5,377	$—
Dividend paid to shareholders	(1,157)	1,157	—
Total cash used in investing activities	(8,925)	6,534	(2,391)
Cash flows from financing activities:
Purchase of non-controlling interest	—	(5,377)	(5,377)
Dividend paid to shareholders	—	(1,157)	(1,157)
Total cash used in financing activities	7,397	(6,534)	863

The revision has no impact on the balance sheet, statement of operations, or statement of stockholder’s equity (deficit) for the period from January 1, 2010 through July 16, 2010.

3. Property and Equipment

Property and equipment consisted of the following at July 16, 2010 and December 31, 2009:

(in thousands of dollars)	Depreciable Life (Years)	July 16, 2010	December 31, 2009
Land	—	$630	$630
Landfarm and processing sites	25	13,280	12,609
Buildings and improvements	5-30	23,248	22,985
Machinery and equipment	3-20	22,039	20,247
Vehicles	3-5	851	854
Furniture and fixtures	3-15	587	567
Construction in progress	—	164	653

Total property and equipment		60,799	58,545
Less: Accumulated depreciation		(26,773)	(23,534)

		$34,026	$35,011

Depreciation expense was $3,372,000 and $5,912,000 for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009, respectively. Included in property and equipment at July 16, 2010 and December 31, 2009, are assets under capital lease of $1,371,000 and $1,371,000, respectively. Depreciation expense relating to assets under capital lease of $142,000 and $341,000 is included in depreciation expense for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009, respectively. Accumulated depreciation relating to assets under capital lease at July 16, 2010 and December 31, 2009 was $877,000 and $735,000, respectively.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

4. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for the Company’s financial assets and liabilities, the associated credit risk and other factors as required. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The Company has classified its derivative contract into one of three levels based upon the data relied upon to determine the fair value. The fair value of the Company’s interest rate swap is based upon quotes obtained from the counterparty to the derivative contracts. The Company reviews other readily available market prices for its derivative contracts; however, the Company does not have access to specific valuation models used by the counterparties. Included in these models are discount factors that the Company must estimate in its calculation. Based on the inputs for the fair value measurement, the Company classified its derivative contract liability as Level 3. The Company’s interest rate swap was settled on July 13, 2010. There are no outstanding derivatives at July 16, 2010. The following table summarizes the valuation of the Company’s financial assets and liabilities as of December 31, 2009:

(in thousands of dollars)	Fair Value Measurements Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets/ (Liabilities) at Fair Value
Interest rate swap liability	$—	$—	$(766)	$(766)

The table below sets forth a reconciliation of the Company’s derivative financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009:

(in thousands of dollars)	Period from January 1, 2010 through July 16, 2010	Year Ended December 31, 2009
Balance at beginning of period	$(766)	$(227)
Unrealized losses	—	(1,116)
Purchases, issuances and settlements	766	577

Balance at end of period	$—	$(766)

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

The fair values of certain assets and liabilities, including cash and cash equivalents, accounts receivable and accounts payable approximate their respective carrying values due to their short-term nature.

The fair value of the Company’s senior secured credit and revolver facilities is $37.9 million at July 16, 2010, and $30.9 million at December 31, 2009 based on market prices of similar borrowings available to the Company.

5. Intangible Assets

Intangible assets consisted of the following at July 16, 2010 and December 31, 2009:

(in thousands of dollars)	Cost	Accumulated Amortization	Net Book Value
Indefinite lived intangible assets
Goodwill	$565	$—	$565
Permits	9,935	—	9,935

	10,500	—	10,500

Finite lived intangible assets
Permits	29	(29)	—

	$10,529	$(29)	$10,500

There was no amortization expense for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009. Permits with finite useful lives were fully amortized at July 16, 2010 and December 31, 2009.

6. Accrued Expenses

Accrued expenses consisted of the following at July 16, 2010 and December 31, 2009:

(in thousands of dollars)	July 16, 2010	December 31, 2009
Payroll and related costs	$725	$594
Accrued bonuses	224	209
Accrued uncertain tax positions	572	211
Goods received not invoiced	8	41
Other accrued expenses	787	361

	$2,316	$1,416

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

7. Income Taxes

The provision for income taxes consisted of the following for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009:

(in thousands of dollars)	Period from January 1, 2010 through July 16, 2010	Year Ended December 31, 2009
Current provision (benefit)
Federal	$(1,129)	$3,402
State	(21)	688

	(1,150)	4,090

Deferred provision (benefit)
Federal	19	(1,064)
State	(9)	(177)

	10	(1,241)

Income tax provision (benefit)	$(1,140)	$2,849

The difference between the income tax provision and the tax provision computed by applying the statutory federal income tax rate to income (loss) before income taxes is attributable to the following:

(in thousands of dollars)	Period from January 1, 2010 through July 16, 2010	Year Ended December 31, 2009
Tax provision at U.S. statutory rate	$(1,566)	$2,680
Permanent differences	145	124
Tax contingencies	349	55
State income taxes, net of federal benefit	(68)	38
Decrease in tax rate from 35% to 34%	—	(48)

Income tax provision (benefit)	$(1,140)	$2,849

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company’s deferred tax assets and liabilities consisted of the following at July 16, 2010 and December 31, 2009:

(in thousands of dollars)	July 16, 2010	December 31, 2009
Current deferred taxes
Accruals and reserves	$212	$(324)
Prepaid and other assets	(358)	216

Current deferred tax asset (liability), net	(146)	(108)

Noncurrent deferred taxes
Property and equipment	(746)	(1,200)
Intangible assets	(1,116)	(908)
Accruals and reserves	363	569

Noncurrent deferred tax liability, net	(1,499)	(1,539)

Net deferred tax liability	$(1,645)	$(1,647)

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

On January 1, 2009, the Company adopted new guidance for accounting for uncertainty in income taxes. As a result of adoption, the Company recognized an $89,000 liability for uncertain tax positions, which was recorded as a reduction to retained earnings. The Company had gross unrecognized tax benefits of $134,000, including approximately $25,000 of interest and penalties, of which, $89,000 represents the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods.

For the period from January 1, 2010 through July 16, 2010, the Company recorded additional liabilities on current gross uncertain positions of approximately $491,000 of which approximately $435,000, if recognized, would favorably impact the effective income tax rate in future periods.

The Company is subject to U.S. federal income tax as well as income tax in Texas and Louisiana. The Company has substantially concluded all U.S. federal income tax matters for years through 2006. The IRS closed its examination of the Company’s 2006 tax year during 2009 with no tax adjustments. The earliest year that remains subject to examination is 2007 for Louisiana and 2007 for Texas. Currently the Company is not under examination by the IRS or state taxing authorities.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. The liability for unrecognized tax benefits included accrued interest and penalties of $25,000 at adoption on January 1, 2009 and December 31, 2009. Tax expense for the period from January 1, 2010 through July 16, 2010 included an additional $107,000 of interest and penalties.

8. Long-Term Debt

Long-term debt consisted of the following at July 16, 2010 and December 31, 2009:

(in thousands of dollars)	July 16, 2010	December 31, 2009
Revolving credit facility	$8,000	$—
Senior secured credit facility	32,049	32,517
Current portion of long-term debt	(330)	(330)

Long-term debt	$39,719	$32,187

The senior secured credit facility consists of:

•

a $20.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will expire on January 8, 2013. On July 14, 2010 $8.0 million was borrowed under the facility and was outstanding at July 16, 2010. Outstanding letters of credit of $9.8 million reduced the balance available for borrowing to $2.2 million at July 16, 2010, and

•

a $45.0 million term loan facility with a maturity of January 8, 2013 and quarterly payments of 0.25% of the principal balance, or $113,000. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at the Company’s option, equal to either a base rate or an adjusted LIBOR rate for a three-month interest period, plus an applicable margin percentage. Based on the three-month LIBOR at July 16, 2010, borrowings under the revolving credit facility have an effective interest rate of 3.29%. Swingline loans bear interest at the interest rate applicable to base rate loans.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

As of July 16, 2010, the base rate is the greater of (i) the prime rate in effect or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. The applicable margin percentage is a percentage per annum equal to (i) 2.00% for base rate term loans and (ii) 3.00% for adjusted LIBOR term loans. The applicable margin percentage under the term loan facility is subject to adjustment based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA (as defined in the credit agreement). For the period from January 1, 2010 through July 16, 2010, the average interest rate was 3.29%.

On the last business day of each calendar quarter, the Company is required to pay the lender a commitment fee in respect to any unused commitment under the revolving credit facility. The commitment fee is equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage, times (2) 0.50% per year.

The senior secured credit facility requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

•	100% of the net cash proceeds from asset sales, except, in certain cases, when proceeds are reinvested by the Company within a specified period;

•	100% of the net cash proceeds from the issuance of certain equity securities by the Company;

•	100% of the net cash proceeds from the issuance of certain debt securities by the Company; and

•	75% (subject to reduction based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA) of the Company’s annual excess cash flow.

Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts of $250,000 and integral multiples of $25,000 in excess of that amount without premium or penalty.

Indebtedness under the senior secured credit facility is collateralized by a first priority security interest in substantially all of the Company’s assets, including a first priority pledge of the capital stock of the Company’s subsidiaries.

The senior secured credit facility requires that the Company comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test, a maximum leverage ratio test and a maximum capital expenditure threshold, which become more restrictive over time. The Company may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of “excess cash flow”, as defined. No such payment was required as of July 16, 2010.

In February 2009, the Company entered into an interest rate swap, effective March 31, 2009. The agreement fixes the interest rate at 5.73% on principal amounts varying from $20 million to $35 million over a period of three years. The swap agreement was settled on July 13, 2010.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

Annual maturities of long-term debt as of July 16, 2010 are as follows:

(in thousands of dollars)
2010	$165
2011	330
2012	330
2013	39,224

$40,049

9. Subordinated Note Payable to Stockholder

Effective January 8, 2007, the Company assumed a note payable to the stockholder with a principal amount of $10,000,000 and $2,799,000 of accrued interest. Interest is payable at 9% on a quarterly basis with any unpaid interest accruing at 11% until paid. The note matures on December 31, 2012.

As of July 16, 2010 and December 31, 2009, accrued interest on the note was $7,745,000 and $6,855,000, respectively.

10. Capital Lease Obligations

The Company has obtained financing for equipment used in operations. Aggregate future minimum lease payments under capital lease obligations at July 16, 2010, are as follows:

(in thousands of dollars)
2010	$145
2011	20
2012	20

185
Less: Amounts representing interest	—

Present value of capital lease obligations	185
Current portion of capital lease obligations	(145)

Capital lease obligations, net of current portion	$40

11. Environmental Liabilities

The Company operates four sites in Louisiana and three in Texas. The costs that will be incurred to retire the landfarm assets consist of removal of levees and roads, post-closure monitoring, plugging and abandoning injection and monitoring wells, and other costs.

The Louisiana landfarms include four sites that have been approved under the State’s regulations. The cells comprising the landfarms are used repeatedly. Water from the Louisiana landfarms is collected and deep well injected. Solid residue is removed from the treatment cells and placed in an on-site stockpile. The facilities are depreciated on a straight-line basis over estimated useful lives of up to 25 years. The Company’s policy has been to accrue the liability for the cost of retiring the asset and adjust the accrual for changes in inflation.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

The two Texas landfarms are also approved under State regulations. These sites operate in a manner that differs from the Louisiana sites. Since the Texas facilities operate in a more arid climate, the water evaporates. Solid residue is removed from the treatment cells and placed in a lined landfill. As such, there is a limit on the amount of waste that can be disposed in the lined landfill. The capitalized costs relating to the Texas sites are depreciated on a straight-line basis and evaluated periodically to determine whether the remaining available space approximates the remaining estimated useful life. The Company adjusts the closure reserves for changes in inflation and interest.

12. Employee Benefits

The Company sponsors a 401(k) retirement plan established in 2003 under which all employees may choose to invest a portion of their salary on a pretax basis, subject to certain IRS limits. The Company matches employee contributions on a discretionary basis. The plan also allows the Company to provide for a discretionary profit sharing contribution. Company contributions for the period from January 1. 2010 through July 16, 2010 and the year ended December 31, 2009 were $53,000 and $108,000, respectively.

The Company maintains bonus agreements with management and employees that vest over their time of service with the Company and are due upon the sale of the Company.

13. Commitments and Contingencies

Letters of Credit

Outstanding letters of credit were $9,800,000 at July 16, 2010, and $9,500,000 at December 31, 2009, to provide financial assurance for the ultimate closure of the Company’s facilities. The Company is required to provide financial assurances in order to obtain or renew operating permits and to guarantee that the permitted facilities will be closed in accordance with applicable law.

Litigation

The Company is involved in various other legal actions arising in the ordinary course of business. After consultation with its legal counsel, management does not believe that the outcome of such legal actions will have a material adverse effect on the Company’s consolidated financial statements.

Environmental Matters

The Company’s operations and properties are subject to federal, state and local regulatory requirements relating to environmental protection. It is the Company’s policy to comply fully with all applicable requirements. Based on current information, the Company believes that its operations are in compliance with applicable environmental laws and regulations and management is not aware of any violation that could have a material adverse effect on the business. The remediation reserve covers anticipated costs; however, these estimates are based primarily on investigations and remediation plans established by independent consultants and regulatory agencies. Accordingly, these estimates may change based on future developments, including new or changes in existing environmental laws or policies, differences in costs required to complete anticipated actions from estimates provided, future findings of investigation or remediation actions, or alteration to the expected remediation plans. It is the Company’s policy to realize a change in estimate once it becomes probable and can be reasonably estimated.

OILFIELDS HOLDINGS, INC.

Notes to Consolidated Financial Statements

July 16, 2010 and December 31, 2009

Leases

The Company leases office and processing facilities and certain equipment under noncancellable operating leases for periods ranging from one to ten years. The Company has the option to renew the lease term for its office leases. The following table presents future minimum rental payments under noncancelable operating leases with terms in excess of one year due in the following periods:

(in thousands of dollars)
2010	$3,139
2011	2,678
2012	2,206
2013	2,185
2014	2,158
Thereafter	6,755

$19,121

Rental expense for the period from January 1, 2010 through July 16, 2010 and the year ended December 31, 2009 was $2,291,000 and $4,852,000, respectively, which also includes month-to-month rentals of equipment.

14. Transaction Costs

The Company incurred approximately $10,893,000 of costs related to the proposed sale of the Company to a third party. These costs include legal and professional fees and management bonuses.

15. Sale of Redfish Minerals

On April 30, 2009 the Company sold Redfish Minerals LLC to an affiliate for $635,000. The gain on sale included in Additional Paid in Capital of $2,711,000 includes the proceeds received on sale of $635,000 previously unearned revenue relating to a mineral rights lease that was been transferred to the subsidiary in previous years of $3,736,000 and associated tax liabilities of $1,660,000.

16. Acquisition of Non-Controlling Interest

On July 16, 2010 the Company acquired the 18% non-controlling interest in its OESC subsidiary for $5,377,000.

17. Dividend paid to Shareholders

On July 16, 2010 the Company paid $1,157,000 to its shareholders as a dividend in anticipation of the sale of the Company.

18. Subsequent Event

The Company has evaluated subsequent events through April 29, 2011, the date the financial statements were available to be issued. On July 16, 2010, the Company was sold to R360 Environmental Solutions, Inc. for consideration of approximately $118 million (subject to various contingencies).